CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated October 9, 1998, relating to the financial statements and financial highlights appearing in the August 31, 1998 Annual Reports to Shareholders of Scudder Pathway Series: International Portfolio, Conservative Portfolio, Balanced Portfolio and Growth Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights," in the Prospectus and under the heading "Experts" in the Statement of Additional Information.






PricewaterhouseCoopers LLP
Boston, Massachusetts
December 30, 1998